UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective November 5, 2013, we terminated certain personnel, including Noah D. Beerman (Executive Vice President and Chief Operating Officer), Dr. Karin M. Hehenberger (Executive Vice President of Scientific Affairs) and Dale Ritter (Senior Vice President, Finance and Chief Accounting Officer), in connection with our effort to conserve cash and realign our organization to work more efficiently given the disappointing Phase 2 TRUST-I data for TSO (Trichuris suis ova or CNDO-201) in Crohn’s disease.

(e) On November 5, 2013, we entered into an executive employment agreement with Dr. Kevin Horgan, our Chief Medical Officer. Pursuant to the employment agreement, we will pay Dr. Horgan an annual base salary of $340,000. At the discretion of our Board of Directors, he also will be eligible for an annual cash bonus of up to forty percent of his base salary then in effect depending on the attainment of financial, clinical development and/or business milestones to be established by our Board or Compensation Committee. In connection with the execution of the employment agreement, we also granted Dr. Horgan an option to purchase 200,000 shares of our common stock with an exercise price of $1.71. One-third of the shares underlying the option will vest on each annual anniversary of the grant date, subject to Dr. Horgan’s continued employment with our company. Dr. Horgan will be entitled to four weeks paid vacation.

The employment agreement is terminable on Dr. Horgan’s death or complete disability, in which event we will continue his salary for 90 days, pay him a pro rata share of his annual bonus if such bonus is awarded, and any options that would have vested on the next anniversary date of their respective grant date will automatically vest. If we terminate the employment agreement without “cause” (as defined in the employment agreement) or Dr. Horgan terminates it with “good reason” (as defined in the employment agreement), then we will continue to pay Dr. Horgan his then-current salary for 12 months, pay Dr. Horgan a pro rata share of his annual bonus if such bonus is awarded, and any options that would have vested on the next anniversary date of their respective grant date will automatically vest. If termination without “cause” or for “good reason” occurs on the date of, or within six months of a “change in control” of our company (as defined in the agreement), then we will continue to pay Dr. Horgan his then-current salary for 12 months, pay Dr. Horgan a pro rata share of his annual bonus if such bonus is awarded, and all unvested options will automatically vest in full. The employment agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended will be paid or provided to Dr. Horgan before the earlier of his death or the day that is six months plus one day after the termination date.

The employment agreement prohibits Dr. Horgan from competing with us in the United States during the term of his employment with us and for 12 months thereafter. The foregoing description of Dr. Horgan’s employment agreement is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.52 hereto and is incorporated herein by reference.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.52	Executive Employment Agreement dated November 5, 2013 by and between Coronado Biosciences, Inc. and Kevin Horgan, M.D.

99.1	Press release dated November 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: November 6, 2013	/s/ Harlan F. Weisman, M.D.
Harlan F. Weisman, M.D. Chairman and Chief Executive Officer